Exhibit 10.3.7
ACKNOWLEDGMENT TO
INVESTMENT FACILITIES AND
SERVICES AGREEMENT
          This agreement among The Continental Insurance Company (“Participating Subsidiary”), CNA Financial Corporation (“CNA”) and Loews/CNA Holdings Inc. (“Loews”) dated as of January 1, 2006, is an acknowledgment by a Participating Subsidiary to the Investment Facilities and Services Agreement dated as of January 1, 2006 among CNA, the Participating Subsidiaries and Loews (which shall be referred to herein as the “Agreement” and this acknowledgment shall be referred to herein as the “Acknowledgment”). All capitalized terms which are not defined herein shall have the same meaning as they have in the Agreement. The Acknowledgment shall terminate without further action on the part of any party when Participating Subsidiary is no longer a subsidiary of CNA and Loews has been notified in writing of such change in status. Participating Subsidiary, CNA and Loews agree to be bound by all of the terms of the Agreement except as stated otherwise in this Acknowledgment.
The Acknowledgment shall be effective as of January 1, 2006 subject to regulatory approval of the Agreement and the Acknowledgment from the Participating Subsidiary’s domiciliary insurance department.
Upon reasonable notice, the Participating Subsidiary, or its designated representative, including but not limited to any applicable regulatory authority, shall have access at any reasonable time to inspect and audit the billing statements of Loews that pertain to the services provided under the Agreement, and it may make copies of any records pertaining thereto.

THE CONTINENTAL INSURANCE COMPANY

By:	/s/ Dennis R. Hemme

Title:	Vice President and Treasurer

CNA FINANCIAL CORPORATION

By:	/s/ Lawrence J. Boysen	By:	/s/ Robert M. Mann

	Senior Vice President and Controller		Senior Vice President and Deputy General Counsel

Loews/CNA Holdings Inc.

By:	/s/ Gary Garson

Title:	SVP